EXHIBIT 99.1

WLG Reports Increases In Revenues and Net
Income For First Quarter 2007 Over Last Year;
Revenues up 49%

Chicago.—(PR Newswire)—May 18, 2007-- Wako Logistics Group, Inc. (WLG) (OTCBB:WKOL.OB), a global provider of integrated transport and logistics services, is pleased to report its financial results for the three months ended March 31, 2007

Financial Overview -- First Quarter 2007 Compared to First Quarter 2006

WLG reported increases in revenues, gross profit and pre-tax income for the first quarter of 2007 over the same period in 2006. Revenues for the first quarter 2007 grew $9.6 million to $29.3 million, compared to $19.7 million last year. Gross profit increased by 51% to $4.7 million from $3.1 million in 2006. Net income before taxes improved from a loss of $229,000 in the first quarter of 2006 to $238,000 in 2007, for an improvement of $467,000.

WLG's operating costs grew by about 31% in the first quarter of 2007, when compared to 2006, but more importantly, grew at a rate less than the growth in its revenues and gross profit, which were 49% and 51%, respectively.

Non-cash charges for depreciation and amortization in the first quarter 2007 rose to $242,000 from $144,000 last year, or 68%. Most of this increase is attributable to intangible assets acquired as part of the acquisitions made by WLG in 2006.

Management Review and Outlook

Mr. Christopher Wood, WLG's Chief Executive Officer stated, "All of us at WLG are very pleased with our results for the first quarter of 2007. All of our key financial metrics improved -- revenues, gross profit, net income and financial position. Significantly, WLG reported a substantial improvement in net income for the first quarter of 2007 over last year. Both of the acquisitions completed in the last quarter of 2006 contributed to our net profit reported in 2007. Not only are these companies adding to our bottom line, but they have expanded our footprint in important new markets and have added to our ability to provide a full range of logistics services to our customers on a global scale.

We continue to see our operating results as a validation of our business strategy, which is to strengthen our core business in Asia, grow aggressively in the North American market and make strategic acquisitions. As part of our strategy, we remain committed to investing in new information technology systems, which are playing an ever-greater role in the logistics industry by providing supply chain solutions to complex shipping needs. We have a number of initiatives underway to improve our information technology systems, which we think will enhance our ability to provide our customers with the tools they need to track their shipments on a global basis and to manage their inventory needs. Last but not least, in the first quarter of 2007, we strengthened our management team by adding a senior executive to oversee our Hong Kong and China operations, which is an area of competitive advantage for us and which continues to distinguish WLG from many of our competitors.

In short, our ability to compete more effectively in the international freight forwarding and logistics arena improves from quarter to quarter. We are confident that the improvements we have made in our operations and the initiatives we have underway will translate to higher revenues, increasing profits and greater value for our shareholders."

About Wako Logistics Group, Inc.

Wako Logistics Group Inc. is a non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its subsidiaries and divisions. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and freight management services to customers throughout the world. Additional information is available at http://www.wakogroup.com/ .

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of the Company's competitors; and the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services. Additional information with respect to these and other factors that could materially affect the Company is included in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-Q filing.

WAKO LOGISTICS GROUP Inc. AND SUBSIDIARIES

Contact:
Chris Wood
   chrisw@wakogroup.com